Exhibit 99.1

Benchmark Electronics Announces Cooperation Agreement with Engaged Capital

TEMPE, AZ, February 26, 2019 – Benchmark Electronics, Inc. (NYSE: BHE) today announced that it has reached a Cooperation Agreement with Engaged Capital, LLC (“Engaged Capital”). Engaged is one of Benchmark’s largest shareholders.

Under the terms of the agreement, Glenn W. Welling, founder of Engaged Capital, will have the option to join Benchmark’s board until the date which is fifteen days before the advance notice deadline for Benchmark’s 2020 annual meeting of shareholders, provided Engaged Capital’s current ownership in the company does not fall below 2.5% of Benchmark’s outstanding shares. Engaged Capital has agreed to withdraw its previously nominated slate of director candidates for election to Benchmark’s board at Benchmark’s 2019 annual meeting of shareholders.

“We are pleased with the outcome of our ongoing discussions with Glenn and Engaged,” said David W. Scheible, Benchmark Electronics Chairman of the Board. “Glenn has deep expertise working alongside boards and executives and we continue to benefit from Glenn’s focus and attention on our long-term strategy.”

“Benchmark’s strategy is clearly showing momentum and the company is on a strong path to capture opportunities as a leader in engineering and manufacturing services,” said Glenn W. Welling. “We have been a large shareholder of Benchmark for over 4 years and I am encouraged by the company’s recent performance and strategy to achieve revenue growth and margin improvements as well as the focus on returning capital to shareholders. I look forward to ongoing discussions with the management and board to help drive additional value for shareholders.”

Pursuant to the Cooperation Agreement, Engaged Capital has agreed to vote all of its shares in favor of Benchmark's nominees at its 2019 annual meeting, and has agreed to other customary standstill and voting provisions.

The complete agreement between the Company and Engaged Capital will be included in a Form 8-K to be filed with the SEC.

About Benchmark Electronics, Inc.

Benchmark is a worldwide provider of innovative product design, engineering services, technology solutions and advanced manufacturing services. From initial product concept to volume production, including direct order fulfillment and aftermarket services, Benchmark has been providing integrated services and solutions to original equipment manufacturers since 1979. Today, Benchmark proudly serves the following industries: aerospace and defense, medical technologies, complex industrials, test and instrumentation, next-generation telecommunications and high-end computing. Benchmark’s global operations network includes facilities in eight countries and common shares trade on the New York Stock Exchange under the symbol BHE.

About Engaged Capital

Engaged Capital, LLC (Engaged Capital) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations 623-300-7052 or lisa.weeks@bench.com

Additional Information

Benchmark intends to file a proxy statement and other documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2019 ANNUAL MEETING. Investors and security holders should read the proxy statement carefully before making any voting or investment decisions. Investors and security holders may obtain free copies of these and other documents filed with the SEC by Benchmark through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Benchmark with the SEC will be available on its website at www.bench.com or by contacting Benchmark Investor Relations at (979) 849-6550.

Participants in the Solicitation

Benchmark and its respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the matters to be considered at the 2019 Annual Meeting. Information regarding certain of the directors and officers of Benchmark is contained in its proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 30, 2018. To the extent holdings of Benchmark’s securities by directors or executive officers have changed since the amounts set forth in the 2018 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is or will be included in the proxy statement and other relevant documents filed with the SEC in connection with the 2019 Annual Meeting.